Exhibit 10(e)

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made on _______________, 2015, by and between REX American Resources Corporation, a Delaware corporation (the “Company”) and the undersigned (“Grantee”).

1. Grant of Restricted Stock. Pursuant to the REX American Resources Corporation 2015 Incentive Plan (the “Plan”), the Company hereby grants to Grantee, as of the date hereof (the “Date of Grant”), _______ shares of Common Stock of the Company, par value $.01 per share, subject to the following restrictions, terms and conditions (the “Restricted Stock”). Capitalized terms not otherwise defined herein shall have the same meaning as in the Plan.

2. Period of Restriction and Vesting of Restricted Stock.

(a) Period of Restriction. All restrictions imposed by this Agreement and the Plan shall apply to the Restricted Stock until the Restricted Stock vests (as provided in Section 2(b) hereof) (the period during which such restrictions apply is referred to as the “Period of Restriction”). Restricted Stock after the Period of Restriction has ended is referred to as “Vested Stock.”

(b) Vesting. Subject to Sections 3 and 4 hereof, the restrictions on the Restricted Stock shall lapse and the Restricted Stock shall vest on the following dates (collectively, the “Vesting Period”):

Date	Annual Amount Vested	Cumulative Amount
First Anniversary of Date of Grant	one-third[1]	one-third
Second Anniversary of Date of Grant	one-third[2]	two-thirds
Third Anniversary of Date of Grant	one-third[2]	all

3. Accelerated Vesting. Notwithstanding the foregoing, the restrictions applicable to the Restricted Stock shall lapse and the Restricted Stock shall vest and become Vested Stock upon the occurrence of any of the following events:

(a) Death or Total Disability of Grantee;

(b) Termination of employment of Grantee by the Company or a subsidiary of the Company by which Grantee is employed (a “Subsidiary”) without cause (as defined in an employment agreement between Grantee and the Company or a Subsidiary, if any, or if none as defined in the Plan);

(c) Voluntary termination of employment by Grantee after having obtained twenty (20) years of service with the Company or a Subsidiary and attained age 55;

1 Rounded down to the nearest share, if necessary

2 Rounded up to the nearest share, if necessary

(d) Grantee’s termination of employment with the Company or a Subsidiary for “good reason” within twelve (12) months following a Change in Control as defined in the Plan (as “good reason” is defined in an employment agreement between Grantee and the Company or a Subsidiary, if any, or if none this event shall not apply);

(e) If Grantee is a non-employee director of the Company, (i) Grantee’s termination of service on the Board of Directors of the Company by reason of retirement or (ii) Grantee’s involuntary termination of service on the Board of Directors following a Change in Control; and

(f) Any other event specified as causing accelerated vesting in an applicable employment agreement, if any, between Grantee and the Company or a Subsidiary.

4. Change in Control. In the event of a Change in Control, this Award shall be subject to the definitive agreement governing such Change in Control. Such agreement, without Grantee’s consent and notwithstanding any provision to the contrary in this Agreement or the Plan, shall provide for one of the following: (a) the assumption of this Award by the surviving corporation or its parent; (b) the substitution by the surviving corporation or its parent of an award with substantially the same terms as this Award; or (c) the acceleration of the vesting of 100% of the Restricted Stock that remains unvested at the time of the Change in Control. In the event the definitive agreement does not provide for one of the foregoing alternatives with respect to the treatment of this Award, this Award shall have the treatment specified in clause (c) of the preceding sentence. The Committee may, in its sole discretion, accelerate the vesting of this Award in connection with any of the foregoing alternatives.

5. Transferability of Restricted Stock. The Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the Restricted Stock has become Vested Stock.

6. Termination of Employment or Service. Except as provided above, upon the termination of employment of Grantee or other service with the Company or a Subsidiary, for any reason, all Restricted Stock shall be forfeited immediately.

7. Use of Broker. To assure compliance with any applicable tax withholding requirements, Vested Stock may only be sold through a securities broker approved by the Company.

8. Certain Tax Actions. If Grantee makes an election with respect to the Restricted Stock as permitted under Code Section 83(b), Grantee shall notify the Company of such election within ten (10) days after filing the election with the Internal Revenue Service. There is a strict time limit for making an election under Section 83(b). Grantee should consult his/her tax advisor as to whether a Section 83(b) election should be filed and as to other tax aspects of the grant of Restricted Stock. Grantee hereby agrees to indemnify and hold harmless the Company and its affiliates and the directors, officers, agents and representatives of the Company and its affiliates, respectively, for any tax, penalty or interest imposed on the Company or such other parties in connection with the grant or vesting of Restricted Stock resulting from Grantee’s failure to provide notice to the Company in accordance with this Section 8.

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9. Shareholder Rights. Grantee shall have no rights as a shareholder of the Company with respect to the Restricted Stock until the expiration of the Period of Restriction. Among other things, during the Period of Restriction, Grantee shall have no voting rights or rights to dividends or other distributions (if any) with respect to the Restricted Stock. Upon the expiration of the Period of Restriction, Grantee shall have all rights of a shareholder of the Company with respect to the Vested Stock.

10. Adjustments Upon Changes in Capitalization, Etc. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of Common Stock or other similar corporate change or in the event of any special distribution to shareholders, the Committee shall make such equitable adjustments in the number of shares of Restricted Stock as the Committee determines are necessary and appropriate. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

11. Tax Withholding. To enable the Company or a Subsidiary to meet any applicable withholding tax requirements arising as a result of the grant or vesting of the Restricted Stock, unless the Company or a Subsidiary receives from Grantee a check in an amount equal to the amount required to be withheld for tax purposes in connection with such vesting or other event no later than five (5) business days before the date the Restricted Stock vests (or, if withholding is required earlier than the vesting date due to a tax election by Grantee or otherwise, within five (5) business days before the date required by such tax election or other event), the Company shall withhold such amount of Restricted Stock that otherwise would have vested or been delivered to Grantee as necessary to pay the required tax withholding. The value of any Restricted Stock or Vested Stock to be withheld by the Company shall be the Fair Market Value on the date used to determine the amount of tax to be withheld.

12. Restricted Stock Subject to Plan. The Restricted Stock awarded pursuant to the Plan is subject to all of the terms and conditions of the Plan, which are hereby expressly incorporated and made a part hereof. Any conflict between this Agreement and the Plan shall be controlled by, and settled in accordance with, the terms of the Plan. Grantee acknowledges that he/she has received, read and understands the provisions of the Plan and agrees to be bound by its terms and conditions.

13. Compliance with Insider Trading Policy. Grantee acknowledges and confirms that all transactions in the Common Stock and any derivative securities related to the Common Stock shall be in compliance with the Company’s Insider Trading Policy.

14. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or the Company promptly to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on the Company and Grantee.

15. Not a Contract of Employment. This Agreement shall not be deemed to constitute an employment contract between the Company or a Subsidiary and Grantee or to be a consideration or an inducement for the employment or other service of Grantee.

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16. Notices. Any notice required or permitted hereunder shall be given in writing and deemed delivered when (i) personally delivered, (ii) sent by facsimile transmission and a confirmation of the transmission is received by the sender, (iii) three (3) days after being sent by registered or certified mail, return receipt requested, or (iv) one (1) day after being deposited for overnight delivery with a recognized overnight courier, such as Federal Express or UPS, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may designate in writing.

17. Further Instruments. The parties agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

18. Entire Agreement; Governing Law; Severability; Etc. This Agreement and the Plan constitute the entire agreement of the parties and supersede in their entirety all prior understandings and agreements of the Company and Grantee with respect to the subject matter hereof and thereof, and shall be interpreted in accordance with, and shall be governed by, the laws of the State of Ohio, subject to any applicable federal or state securities laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, and both of which, together, shall constitute the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GRANTEE	REX AMERICAN RESOURCES CORPORATION

[Name]	By:
[Name]
[Title]

Address and Facsimile Number:
Address and Facsimile Number:
REX American Resources Corporation
7720 Paragon Road
Dayton, OH 45459
Fax No:		Facsimile: (937) 276-8643
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